Exhibit 99.1

FOR IMMEDIATE RELEASE
July 21, 2005	For More Information Contact:
Gregory Schreacke
Chief Financial Officer
First Financial Service Corporation
(270) 765-2131

First Financial Service Corporation Announces Second Quarter Results

Elizabethtown, Kentucky, July 21, 2005 – First Financial Service Corporation (the Company, Nasdaq: FFKY) today announced diluted net income per share for the second quarter ended June 30, 2005 of $0.63, an increase of 19% from $0.53 for the second quarter ended June 30, 2004.  Return on equity was 14.8% for the second quarter and return on assets was 1.22%.

Diluted net income per share for the six months ended June 30, 2005, was $1.22, an increase of 20% from $1.02 for the six months ended June 30, 2004.  For the six months ended June 30, 2005, return on equity was 14.6% and return on assets was 1.20%.

We are pleased to report another solid quarter of earnings to our shareholders,” noted President and Chief Executive Officer, B. Keith Johnson.  “We have been able to increase our profitability while absorbing the additional operating and staffing cost of our retail and commercial expansion efforts.  We believe our investment in these initiatives along with our continued commitment to superior customer service will enhance our existing market share and effectively support our expansion into the Louisville metropolitan market.”

The Company’s emphasis on commercial lending generated a 4% compound annual growth rate in the total loan portfolio and a 35% compound annual growth rate in commercial loans over the past four years.  Commercial loans were $360 million at June 30, 2005, an increase of $50 million from June 30, 2004, and an increase of $14 million from December 31, 2004.  The loan growth in the first six months of 2005 has been slower than recent quarters due to scheduled and accelerated payoffs in the Company’s portfolio in conjunction with aggressive fixed rate pricing among market participants. While the Company expects its recent loan growth trends to continue, the commercial loan growth for 2005 is expected to slow from the 27% growth in the commercial portfolio experienced during 2004.

The growth in the Company’s commercial loan portfolio, coupled with the rising interest rate environment, has favorably impacted the level of interest income generated by the Company.  Net interest margin increased to 3.88% for the six months ended June 30, 2005, compared to 3.76% for the same six months ended a year ago.  This has resulted in an $890,000 increase in net interest income to $6.8 million for the second quarter ended June 30, 2005 and a $1.8 million increase in net interest income to $13.4 million for the six months ended June 30, 2005, compared to the respective periods in 2004.  The increasing interest rate environment positively impacted net interest margin due to the growth in the adjustable rate commercial loans coupled with the decrease in residential fixed rate loans in the Company’s loan portfolio.  Net interest margin has increased in each of the last six quarters and is likely to continue to benefit from continued increases in the Prime lending rate.  However, the flattening of the yield curve will likely slow the increases in net interest margin over future quarters.

The Company’s asset quality remains favorable.  Net charge-offs as a percent of total loans was 0.03% for the six months ended June 30, 2005, compared to 0.06% for the same period year ago.  The allowance for loan losses as a percent of total loans, increased to 1.10% at June 30, 2005 compared to 1.07% at December 31, 2004.  The percentage of non-performing loans to total loans was 0.80% at June 30, 2005, compared to 0.87% at December 31, 2004.

Provision for loan loss expense decreased $218,000 to $41,000 for the quarter ended June 30, 2005, compared to $259,000 for the quarter ended June 30, 2004.  For the six months ended June 30, 2005, provision for loan loss expense decreased $332,000 to $316,000, compared to $648,000 for the same six months ended a year ago.  The decrease in the provision was related to the softer expansion in the commercial loan portfolio for the year, as compared to a year ago, as well as a decrease in net charge offs of $80,000 to $90,000 for the six months ended June 30, 2005 compared to the prior year.

Non-interest income decreased $285,000 to $2.0 million for the quarter ended June 30, 2005.  For the six months ended, non-interest income decreased $34,000 to $4.0 million.  The Company recorded a $143,000 gain on the sale of a lot during the second quarter of 2005, compared to a $371,000 gain on the sale of land and lots for the same period in 2004, resulting in a $228,000 decrease in non-interest income for the second quarter.  Also contributing to the decrease in non-interest income for the second quarter was a $76,000 decrease in the gain on sale of mortgage loans to $168,000 for the quarter ended June 30, 2005.  The six months ended June 30, 2005, includes a $143,000 gain on the sale of lots as well as a $381,000 gain on the sale of investment securities.  This compares to a $376,000 gain on the sale of lots and land for the six months ended June 30, 2004.  Gain on the sale of mortgage loans decreased $110,000 to $351,000 for the six months ended June 30, 2005, compared to $462,000 for the six months ended June 30, 2004.  The decrease was the result of slower home mortgage re-financing activity for 2005.

Non-interest expense increased $261,000, to $5.3 million for the quarter ended June 30, 2005, and $966,000 to $10.4 million for the six months ended June 30, 2005, compared to the same periods a year ago.  The primary contributing factors to this increase were the additional operating and employee compensation expenses related to the recent expansion efforts.  Twenty-one retail staff positions were added for the expansion into the Louisville metropolitan market, coupled with expanded facilities in Hardin County and Bullitt County, Kentucky.  Additional increases in staff have taken place during 2004 and 2005 to continue the transformation towards a stronger retail sales culture and to provide expanded products and services to our retail and commercial customers.  The Company’s efficiency ratio was 60% for the six months ended June 30, 2005 and 2004, indicating an operationally efficient financial institution.

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923.  The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service.  The Bank offers a variety of financial services to its retail and commercial banking customers.  These services include personal and corporate banking services, trust and estate planning, and personal investment financial counseling services.  Today, the Bank serves Central Kentucky through its 14 full-service banking centers.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s acquisition strategy, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

First Financial Service Corporation’s stock is traded on the Nasdaq National Market under the symbol “FFKY.”  Market makers for the stock are:

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Keefe, Bruyette & Woods, Inc.

Stifel Nicolaus & Company	Goldman, Sachs & Company

First Tennessee Securities	Knight Securities, LP

Spear, Leeds & Kellogg	Sandler O’Neill

Howe Barnes Investments, Inc.

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News Release

First Financial Service Corporation

July 21, 2005

FIRST FINANCIAL SERVICE CORPORATION

Consolidated Statements of Financial Condition (Unaudited)

	June 30,	December 31,
(Dollars in thousands, except share data)	2005	2004

ASSETS
Cash and due from banks	$18,139	$27,910
Federal funds sold	8,000	8,000
Cash and cash equivalents	26,139	35,910

Securities available-for-sale	42,124	21,928
Securities held-to-maturity, fair value of $33,578 Jun (2005) and $34,557 Dec (2004)	34,102	34,915
Total securities	76,226	56,843

Loans held for sale	763	1,219
Loans receivable, net of unearned fees	608,168	604,698
Allowance for loan losses	(6,714)	(6,489)
Net loans receivable	602,217	599,428

Federal Home Loan Bank stock	7,005	6,845
Cash surrender value of life insurance	7,494	7,353
Premises and equipment, net	18,568	17,469
Real estate owned:
Acquired through foreclosure	1,034	681
Held for development	337	389
Other repossessed assets	38	40
Goodwill	8,384	8,384
Accrued interest receivable	2,529	2,487
Other assets	1,878	1,817

TOTAL ASSETS	$751,849	$737,646

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Non-interest bearing	$43,239	$38,441
Interest bearing	555,262	547,945
Total deposits	598,501	586,386

Advances from Federal Home Loan Bank	78,452	78,904
Subordinated debentures	10,000	10,000
Accrued interest payable	378	413
Accounts payable and other liabilities	1,159	637
Deferred income taxes	1,325	1,505

TOTAL LIABILITIES	689,815	677,845

STOCKHOLDERS’ EQUITY:
Serial preferred stock, 5,000,000 shares authorized and unissued	—	—
Common stock, $1 par value per share; authorized 10,000,000 shares; issued and outstanding, 3,626,188 shares Jun (2005), and 3,645,438 shares Dec (2004)	3,626	3,645
Additional paid-in capital	7,730	8,226
Retained earnings	50,272	47,174
Accumulated other comprehensive income, net of tax	406	756

TOTAL STOCKHOLDERS’ EQUITY	62,034	59,801
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$751,849	$737,646

FIRST FINANCIAL SERVICE CORPORATION

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

(Dollars in thousands, except per share data)

2005

2004

2005

2004

Interest Income:
Interest and fees on loans	$10,272	$9,021	$20,226	$18,129
Interest and dividends on investments and deposits	755	419	1,431	862
Total interest income	11,027	9,440	21,657	18,991

Interest Expense:
Deposits	3,146	2,528	6,039	5,253
Federal Home Loan Bank advances	951	923	1,895	1,851
Subordinated debentures	175	124	332	248
Total interest expense	4,272	3,575	8,266	7,352

Net interest income	6,755	5,865	13,391	11,639
Provision for loan losses	41	259	316	648
Net interest income after provision for loan losses	6,714	5,606	13,075	10,991

Non-interest Income:
Customer service fees on deposit accounts	1,319	1,268	2,439	2,403
Gain on sale of mortgage loans	168	244	351	462
Brokerage commissions	78	92	157	186
Gain on sale of real estate held for development	143	371	143	376
Gain on sale of investments	—	—	381	—
Other income	268	286	527	605
Total non-interest income	1,976	2,261	3,998	4,032

Non-interest Expense:
Employee compensation and benefits	2,856	2,657	5,634	5,055
Office occupancy expense and equipment	503	482	998	891
Marketing and advertising	195	213	383	352
Outside services and data processing	630	551	1,227	1,065
Bank franchise tax	195	207	398	419
Other expense	897	906	1,781	1,673
Total non-interest expense	5,276	5,016	10,421	9,455

Income before income taxes	3,414	2,851	6,652	5,568
Income taxes	1,120	925	2,172	1,803
Net Income	$2,294	$1,926	$4,480	$3,765

Shares applicable to basic income per share	3,641,688	3,645,438	3,644,081	3,671,152
Basic income per share	$0.63	$0.53	$1.23	$1.03

Shares applicable to diluted income per share	3,658,611	3,659,274	3,662,276	3,688,193
Diluted income per share	$0.63	$0.53	$1.22	$1.02

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